                                                                    Exhibit 12


                                Dobson Wireline Company
                    Computation of Ratio of Earnings to Fixed Charges


                                           1997             1996             1995              1994              1993
                                       -----------     ------------       ----------       -----------       -----------
Net income (loss)                      $   332,141     $    331,058       $  499,543       $  (110,158)      $ 1,226,328

Extraordinary (gain) loss                  217,488           -                 -                -                 -
Accounting changes                         -                 -                 -                -               (872,944)
Interest expense, net                    2,443,914        2,194,169         1,975,071        1,771,385         1,529,528
Income tax provision (benefit)             336,870          182,512           391,149         (49,511)           231,896
                                       -----------     ------------       ----------       -----------       -----------
 Earnings                              $ 3,330,413     $  2,707,739       $ 2,865,763      $ 1,611,716       $ 2,154,808

Interest expense                       $ 2,443,914     $  2,194,169       $ 1,975,071      $ 1,771,385       $ 1,529,528
                                       -----------     ------------       ----------       -----------       -----------
 Fixed charges                         $ 2,443,914     $  2,194,169       $ 1,975,071      $ 2,932,110       $ 1,529,528

Ratio of Earnings to Fixed Charges       1.36             1.23              1.45                (1)               1.41
                                       -----------     ------------       ----------       -----------       -----------
                                       -----------     ------------       ----------       -----------       -----------

     1.   Earnings were insufficient to cover fixed charges by $159,669.